Exhibit 99.1

NRG Energy, Inc. Reports Full-Year and Fourth Quarter Results; Exceeds 2013 Guidance, Announces Dividend Increase and Reaffirms 2014 Guidance

Full-Year 2013 Financial Highlights

•                  $2,636 million of Adjusted EBITDA; including $1,778 million delivered by NRG’s wholesale business, $614 million delivered by NRG retail business and $244 million delivered by NRG Yield;

•                  $1,282 million of Free Cash Flow (FCF) before Growth investments for the full-year of 2013 and $386 million in the fourth quarter;

•                  $3,695 million of total liquidity as of December 31, 2013

2014 Guidance(1)

•                  Reaffirming 2014 Guidance as follows:

•                  Adjusted EBITDA of $2,700-$2,900 million

•                  FCF before Growth investments of $950-$1,150 million

Business and Operational Highlights

•                  Successful integration of GenOn resulting in $484 million in Free Cash Flow before Growth benefits, an increase of $184 million from the original announcement;

•                  Completed the IPO of NRG Yield, receiving net proceeds of approximately $462 million from the offering;

•                  Achieved commercial operations of over 2 GW of solar and conventional generation projects, driving over $500 million of projected annualized Adjusted EBITDA;

•                  Retail customer count increased by about 65,000 during 2013;

•                  Acquired Energy Curtailment Specialists (ECS), one of the largest demand response providers in North America;

•                  Acquired the 388 MW, 160 MWt Gregory cogeneration plant in Texas

Capital Allocation

•                  Increasing annual common stock dividend by additional 17% from $0.48 to $0.56 per share, a total increase of 56% from the initial $0.36 per share in 2012; and

•                  Agreed to acquire substantially all of Edison Mission Energy’s (EME) assets for $2,635 million, including $1,063 million of acquired cash — funded with $800 million of cash on hand and $700 million from recently issued 2022 Senior Notes

PRINCETON, NJ; February 28, 2014 — NRG Energy, Inc. (NYSE: NRG) today reported 2013 full-year Adjusted EBITDA of $2,636 million with Wholesale contributing $1,778 million, Retail contributing $614 million and NRG Yield contributing $244 million. Full-year adjusted cash flow from operations totaled $1,725 million. Net loss for 2013 was ($386) million, or ($1.22) per diluted common share compared to net income of $295 million, or $1.22 per diluted common share for 2012, driven by fourth quarter 2013 impairment losses totaling $558 million primarily

(1)  Guidance for NRG Standalone, excluding any impact from pending EME transaction from the Indian River facility and Gladstone investment versus fourth quarter 2012 bargain purchase gain of $296 million related to the GenOn acquisition.

Fourth quarter Adjusted EBITDA was $669 million and adjusted cash flow from operations was $550 million. Wholesale contributed $412 million of fourth quarter Adjusted EBITDA, Retail contributed $191 million and NRG Yield contributed $66 million. Net loss for the fourth quarter of 2013 totaled ($290) million, or ($0.90) per diluted common share, compared to a 2012 net income of $252 million or $1.02 per diluted common share, driven by the fourth quarter 2013 impairment losses and fourth quarter 2012 bargain purchase gain referenced in the previous paragraph.

Full-year 2013 FCF was $1,282 million, exceeding guidance by $107 million, driven by the strong fourth quarter results and reduced capital expenditures as NRG continued to execute on operational improvements.

“The core commodity-side of our business demonstrated remarkable strength in the fourth quarter which has continued into 2014, giving us a running start on a good year,” said David Crane, NRG President and Chief Executive Officer. “We have strong momentum in all three segments of our business: Wholesale, retail and clean energy.”

NRG had another year of strong safety and operating performance in 2013. The OSHA recordable rate of 0.77 was significantly better than top quartile performance and the coal generation fleet performed particularly well during peak price periods.  In addition, significant operational synergies were realized from the successful integration of 22 GW of generation from the GenOn transaction.

Segment Results

Table 1: Adjusted EBITDA

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/13	12/31/12(2)	12/31/13	12/31/12(2)
Retail	191	152	614	656
Wholesale
Gulf Coast
- Texas	91	190	502	880
- South Central	—	18	43	101
East	264	31	1,004	102
West	49	19	167	88
Other	10	5	28	43
NRG Yield	66	22	244	101
Alternative Energy	16	16	91	47
Corporate	(18)	(17)	(57)	(33)
Adjusted EBITDA(1)	669	436	2,636	1,985

(1)         Detailed adjustments by region are shown in Appendix A

(2)         Revised to reflect new EBITDA methodology

Table 2: Net Income/(Loss)

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/13(1)	12/31/12(2)	12/31/13(1)	12/31/12(2)
Retail	331	37	562	541
Wholesale
Gulf Coast
- Texas	(191)	108	(177)	(94)
- South Central	(4)	2	13	2
East	(355)	(24)	(139)	(55)
West	16	17	78	59
Other	(58)	3	(56)	21
NRG Yield	20	5	96	13
Alternative Energy	(33)	(12)	(108)	(57)
Corporate	(16)	116	(655)	(135)
Net Income/(Loss)	(290)	252	(386)	295

(1)         Results include $558 million in impairment losses

(2)         Results include $296 million bargain purchase gain related to GenOn Merger

Retail: Full-Year 2013 Adjusted EBITDA was $614 million; $42 million lower than in 2012. Declining C&I sales and margin together with unseasonably mild weather in the second quarter were the primary drivers for lower Adjusted EBITDA. This was partially offset by higher volumes in the fourth quarter from colder than normal weather, continued growth in customer count and improved operating efficiencies.

Fourth quarter Adjusted EBITDA was $191 million; $39 million higher than the fourth quarter 2012. Favorable weather in November and December contributed to higher Adjusted EBITDA.  Retail also experienced continued customer growth and improved operating costs.

Wholesale:

Gulf Coast - Texas: Full-year 2013 Adjusted EBITDA was $502 million; $378 million lower than in 2012. Gross Margin declined by $392 million, driven by lower realized energy prices and higher fuel costs partially offset by higher sales volumes.  This year-over-year decrease in realized energy margin was largely attributable to a combination of lower economic hedges and wholesale prices. This reduction was partially offset by the acquisition of the Gregory Cogeneration facility (Gregory) in August 2013, increased revenue from bilateral agreements, improved fleet availability and decreases in operation and maintenance costs.

Fourth quarter Adjusted EBITDA was $91 million; $99 million lower than the fourth quarter 2012 despite an 11% increase in MWh generated. Higher fuel costs and lower hedged energy prices reduced gross margin by $96 million. This reduction was partially offset by the acquisition of Gregory, increased revenue from bilateral agreements and lower property taxes.

Gulf Coast - South Central: Full-year 2013 Adjusted EBITDA was $43 million; $58 million lower than in 2012. The unfavorable results were driven by a $51 million decline in gross margin due in part to lower sales volumes of 5% as improved contract sales volumes of 3% were more than offset by lower merchant sales activity of 15%. South Central entered into the MISO market on December 19, 2013.

Fourth quarter Adjusted EBITDA was $18 million lower than the fourth quarter of 2012. Gross margin was lower by $10 million despite a 13% increase in overall sales volumes as the increase was more than offset by a 31% decline in realized margins.

East: Full-year 2013 Adjusted EBITDA was $1,004 million; $902 million higher than in 2012 driven by the addition of assets from the GenOn transaction which contributed $781 million. The balance of the improvement in Adjusted EBITDA was driven by the Dunkirk reliability support services agreement and an increase in New York and PJM capacity prices.

Fourth quarter Adjusted EBITDA was $264 million; $233 million higher than the fourth quarter 2012 driven by the addition of assets from the GenOn transaction, a 34% increase in generation at the coal plants, the Dunkirk reliability support services agreement and an increase in New York and PJM capacity prices.

West: Full-year 2013 Adjusted EBITDA was $167 million; $79 million higher than in 2012 driven by the addition of assets from the GenOn transaction which contributed $92 million. Meanwhile, the region benefited from five months of contribution from the successful development of the El Segundo Energy Center, which achieved commercial operations in August 2013. However, this benefit was offset by increased costs related to California emission programs and a 50% decline in generation as the region was impacted by milder weather and increase in supply from new renewable and thermal generation.

Fourth quarter Adjusted EBITDA was $49 million; $30 million higher than the fourth quarter of 2012. This was driven by the addition of assets from the GenOn transaction, contributing $19 million, with the remainder driven by contributions from new and existing NRG assets including capacity revenues from the new El Segundo Energy Center.

NRG Yield: Full-year 2013 Adjusted EBITDA was $244 million; $143 million higher than in 2012. The performance was the result of new assets that achieved commercial operations.

Fourth quarter Adjusted EBITDA was $66 million; $44 million higher than the fourth quarter 2012. The performance was the result of new assets that achieved commercial operations.

Alternative Energy: Full-year 2013 Adjusted EBITDA was $91 million; $44 million higher than in 2012. Solar gross margin was $195 million, a $96 million increase from the prior year driven by the addition of new phases to the Company’s Agua Caliente and CVSR facilities as well as the acquisition of the High Desert and Kansas South projects. The improved margin was partially offset by NRG’s costs relating to continued development efforts for solar and new business.

Fourth quarter Adjusted EBITDA was $16 million; no change from the fourth quarter of 2012.  Solar gross margin was $43 million, a $19 million increase from the prior year driven by the addition of new phases to the Company’s Agua Caliente and CVSR facilities as well as the acquisition of the High Desert and Kansas South projects. The improved margin was offset by NRG’s costs relating to continued development efforts for solar and new businesses.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	12/31/13	9/30/13	12/31/12
Cash and Cash Equivalents	2,254	2,129	2,087
Restricted cash	268	307	217
Total	2,522	2,436	2,304
Total Credit Facility Availability	1,173	1,235	1,058
Total Liquidity	3,695	3,671	3,362

Total liquidity as of December 31, 2013 was $3,695 million, an increase of $333 million from December 31, 2012. The increase includes $115 million in total credit facility availability and $218 million in cash consisting of the following items:

•                  $2,187 million of cash inflows through December 2013, consisting of the following items:

•                  $1,725 million of adjusted cash flow from operations; and

•                  $462 million of proceeds from NRG Yield IPO; and

•                  Partially offset by $1,969 million of cash outflows through December 2013, consisting of the following items:

•                  $494 million for acquisitions, net of cash acquired;

•                  $485 million net debt payments consisting of $775 million repurchase of Senior Notes and $160 million repayments of debt; partially offset by $450 million in proceeds from the Term Loan B issuance;

•                  $429 million of maintenance and environmental capital expenditures, net;

•                  $179 million return to shareholders consisting of $154 million of common and preferred stock dividends and $25 million share repurchases;

•                  $173 million of merger and integration expenses;

•                  $143 million of solar and conventional growth investments (excluding solar acquisitions and cash grant debt repayments), net of debt proceeds, third party funding and cash grant proceeds net of debt repayments;

•                  $66 million of other investing and financing, net

Growth Initiatives and Strategic Developments

NRG continued to enhance its competitiveness and strategic positioning through a wide range of growth initiatives, including:

Acquisition of Edison Mission Energy

On October 18, 2013, the Company entered into an agreement with EME, certain of its owners and other stakeholders to acquire substantially all of EME’s assets for $2,635 million, including $1,063 million of cash on hand. Upon closing, this transaction would add approximately 8,000 MW of generation assets, including 1,600 MW of long-term, fully-contracted assets eligible for future drop-down to NRG Yield. The transaction is subject to approvals and, assuming all conditions are met, the transaction is expected to close in the first quarter of 2014.

IPO of NRG Yield

On July 22, 2013, the Company successfully completed the IPO of NRG Yield creating a best-in-class total return investment vehicle and providing a key source of equity capital to fuel the continued success of NRG’s growing platform of contracted generation. NRG received proceeds of approximately $462 million from the offering enhancing capital for allocation.

Conventional

•                  Marsh Landing — On May 1, 2013, the Company achieved commercial operations at its Marsh Landing Generating station, a 720 MW fast-start, gas-fired peaking facility near Antioch, California. The facility is contracted with Pacific Gas and Electric Co. (PG&E) under a 10-year PPA.

•                  El Segundo — On August 1, 2013, the Company achieved commercial operations at its El Segundo Energy Center, a 550 MW fast-start, gas-fired combined cycle generating facility in El Segundo, California. The facility is contracted with Southern California Edison (SCE) under a 10-year PPA.

•                  Gregory - On August 7, 2013, the Company closed on the acquisition of the 388 MW, 160 MWt Gregory Cogeneration plant in Corpus Christi, Texas, for $244 million (after working capital adjustments), expanding its growing cogeneration fleet as it provides NRG with additional cost-effective baseload power in ERCOT. This acquisition was funded by $120 million of Term Loan proceeds and NRG equity.

Solar

•                  Agua Caliente — As of December 31, 2013, achieved commercial operations of 290 MW of generation capacity of Agua Caliente, making it the largest operating solar PV project in the world. Construction is several months ahead of schedule and is currently expected to reach full completion in early 2014. Power generated by Agua Caliente is being sold under a 25-year PPA to PG&E. NRG owns a 51% interest in the project.

•                  CVSR — On October 31, 2013, achieved full and on-time commercial operations of the 250 MW CVSR project. Power from this project is being sold to PG&E under 25-year PPAs.

•                  Ivanpah — On December 31, 2013, achieved commercial operations of the 378 MW Ivanpah project, now the world’s largest solar thermal power project, generating enough electricity to power 140,000 California homes. Power from Units 1 and 3 is being sold to PG&E via two 25-year PPAs, and power from Unit 2 is being sold to SCE under a 20-year PPA.

Outlook for 2014

NRG is reaffirming its Adjusted EBITDA and FCF before Growth investments guidance for 2014.

Table 4: 2014 Adjusted EBITDA and FCF before Growth investments Guidance(1)

2/28/2014
($ in millions)	2014
Adjusted EBITDA	2,700 - 2,900
Interest payments(2)	(950)
Income tax	(40)
Working capital/other changes	(105)
Adjusted Cash flow from operations	1,605 - 1,805
Maintenance capital expenditures, net	(335)-(355)
Environmental capital expenditures, net	(230)-(250)
Preferred dividends	(9)
Distributions to non-controlling interests	(60)
Free cash flow - before Growth investments	950 - 1,150

Notes - subtotals and totals are rounded

(1) Guidance for NRG standalone, excluding any impact from pending EME transaction

(2) Excludes interest payments from $700 million of debt proceeds to be used to acquire EME

2014 Capital Allocation Program

The Company hereby announces an increase in its annual common stock dividend by an additional 17% from $0.48 to $0.56 per share, a total increase of 56% from $0.36 per share in 2012, beginning with next scheduled payment.

On January 27, 2014, NRG closed an offering of $1,100 million of Senior Notes due 2022. The notes are senior unsecured obligations of NRG and are guaranteed by certain of its subsidiaries. On February 10, 2014, NRG tendered offer to repurchase $400 million Senior Notes due in 2019 and intends to use the proceeds from the rest of offering to fund the Edison Mission Energy (“EME”) acquisition. If the EME acquisition is not closed, NRG intends to use the proceeds from the offering to repay existing debts and to pay related fees and expenses. All remaining amounts, if any, will be used for general corporate purposes.

The Company’s common stock dividend and debt reduction are subject to available capital, market conditions and compliance with associated laws and regulations.

Drop-Down of Assets to NRG Yield:

In the first quarter of 2014, NRG Energy, Inc. has commenced discussion with NRG Yield, Inc. on the following NRG ROFO Assets:

•                  TA High Desert — 20 MW solar facility located in LA County, CA

•                  RE Kansas South — 20 MW solar facility located in Kings County, CA

•                  El Segundo Energy Center — 550 MW fast-start, gas-fired facility located in LA County, CA

The cash proceeds from these drop-downs would increase NRG’s capital available for allocation.

On February 11, 2014, NRG Yield announced an offering of $300 million, 3.5% convertible Senior Notes due 2019. NRG Yield intends to use the proceeds for working capital and general corporate purposes, including the acquisition of assets from NRG or other third parties. In addition, the underwriters exercised their greenshoe option to purchase an additional $45 million in aggregate principal amount of the NRG Yield Senior Notes. NRG Yield, Inc. expects to receive the related proceeds in early March.

Earnings Conference Call

On February 28, 2014, NRG will host a conference call at 9:00 am Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

Additional Information

NRG has filed a registration statement (including a prospectus) with the SEC for the offering of NRG common stock to which this communication relates. The NRG common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of NRG common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. You should read the prospectus in that registration statement and other documents NRG has filed with the SEC for more complete information about NRG and this offering before making any investment decision. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it by calling 609-524-4500 or emailing investor.relations@nrgenergy.com.

About NRG

NRG is leading a customer-driven change in the U.S. energy industry by delivering cleaner and smarter energy choices, while building on the strength of the nation’s largest and most diverse competitive power portfolio. A Fortune 500 company, we create value through reliable and efficient conventional generation while driving innovation in solar and renewable power, electric vehicle ecosystems, carbon capture technology and customer-centric energy solutions. Our retail electricity providers — Reliant, Green Mountain Energy, Energy Plus and NRG Residential Solutions — serve more than 2 million residential and commercial customers throughout the country. More information is available at www.nrgenergy.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Safe Harbor Disclosure

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully implement acquisitions and repowerings, our ability to implement value enhancing improvements to plant operations and companywide processes, our ability to obtain federal loan guarantees, the inability to maintain or create successful partnering relationships, our ability to operate our businesses efficiently including NRG Yield, our ability to retain retail customers, our ability to realize value through our commercial operations strategy and the creation of NRG Yield, the ability to successfully integrate acquired businesses, the ability to realize anticipated benefits of these transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, our ability to close the proposed EME transaction and share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA guidance and free cash flows are estimates as of today’s date, February 28, 2014 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG makes available free of charge at www.nrgenergy.com (in the “Investors” section), copies of materials it files with, or furnish to, the SEC.

Contacts:

Media:	Investors:

Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

Dave Knox	Daniel Keyes
832.357.5730	609.524.4527

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Year Ended December 31,
(In millions, except per share amounts)	2013	2012	2011
Operating Revenues
Total operating revenues	$11,295	$8,422	$9,079
Operating Costs and Expenses
Cost of operations	8,121	6,140	6,745
Depreciation and amortization	1,256	950	896
Impairment losses	459	—	160
Selling, general and administrative	904	807	586
Acquisition-related transaction and integration costs	128	107	—
Development activity expenses	84	68	57
Total operating costs and expenses	10,952	8,072	8,444
Operating Income	343	350	635
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	7	37	35
Bargain purchase gain related to GenOn acquisition	—	296	—
Impairment losses on investments	(99)	(2)	(495)
Other income, net	13	19	19
Loss on debt extinguishment	(50)	(51)	(175)
Interest expense	(848)	(661)	(665)
Total other expense	(977)	(362)	(1,281)
Loss Before Income Taxes	(634)	(12)	(646)
Income tax benefit	(282)	(327)	(843)
Net (Loss)/Income	(352)	315	197
Less: Net income attributable to noncontrolling interest	34	20	—
Net (Loss)/Income Attributable to NRG Energy, Inc.	(386)	295	197
Dividends for preferred shares	9	9	9
(Loss)/Income Available for Common Stockholders	$(395)	$286	$188
(Loss)/Earnings Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	323	232	240
Net (Loss)/Income per Weighted Average Common Share — Basic	$(1.22)	$1.23	$0.78
Weighted average number of common shares outstanding — diluted	323	234	241
Net (Loss)/Income per Weighted Average Common Share — Diluted	$(1.22)	$1.22	$0.78
Dividends Per Common Share	$0.45	$0.18	$—

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

	For the Year Ended December 31,
	2013	2012	2011
	(In millions)
Net (Loss)/Income	$(352)	$315	$197
Other Comprehensive Income/(Loss), net of tax
Unrealized gain/(loss) on derivatives, net of income tax benefit of $6, $94, and $181	8	(163)	(309)
Foreign currency translation adjustments, net of income tax benefit of $14, $1, and $1	(24)	(1)	(2)
Reclassification adjustment for translation gain realized upon sale of Schkopau, net of income tax benefit of $0, $6, and $0	—	(11)	—
Available-for-sale securities, net of income tax expense of $2, $1, and $0	3	3	(1)
Defined benefit plan, net of income tax (expense)/benefit of $(100), $21, and $27	168	(52)	(46)
Other comprehensive income/(loss)	155	(224)	(358)
Comprehensive (Loss)/Income	(197)	91	(161)
Less: Comprehensive income attributable to noncontrolling interest	34	20	—
Comprehensive (Loss)/Income Attributable to NRG Energy, Inc.	(231)	71	(161)
Dividends for preferred shares	9	9	9
Comprehensive (Loss)/Income Available for Common Stockholders	$(240)	$62	$(170)

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2013	2012
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$2,254	$2,087
Funds deposited by counterparties	63	271
Restricted cash	268	217
Accounts receivable — trade, less allowance for doubtful accounts of $40 and $32	1,214	1,061
Inventory	898	903
Derivative instruments	1,328	2,644
Cash collateral paid in support of energy risk management activities	276	229
Deferred income taxes	258	56
Renewable energy grant receivable	539	58
Prepayments and other current assets	498	446
Total current assets	7,596	7,972
Property, Plant and Equipment
In service	23,649	21,133
Under construction	2,775	4,428
Total property, plant and equipment	26,424	25,561
Less accumulated depreciation	(6,573)	(5,408)
Net property, plant and equipment	19,851	20,153
Other Assets
Equity investments in affiliates	453	676
Notes receivable, less current portion	73	79
Goodwill	1,985	1,956
Intangible assets, net of accumulated amortization of $1,977 and $1,706	1,140	1,210
Nuclear decommissioning trust fund	551	473
Derivative instruments	311	662
Deferred income taxes	1,202	1,203
Other non-current assets	740	599
Total other assets	6,455	6,858
Total Assets	$33,902	$34,983

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2013	2012
	(In millions, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$1,050	$147
Accounts payable	1,038	1,172
Derivative instruments	1,055	1,981
Cash collateral received in support of energy risk management activities	63	271
Accrued interest expense	185	191
Other accrued expenses	480	539
Other current liabilities	333	369
Total current liabilities	4,204	4,670
Other Liabilities
Long-term debt and capital leases	15,767	15,736
Nuclear decommissioning reserve	294	354
Nuclear decommissioning trust liability	324	273
Postretirement and other benefit obligations	506	803
Deferred income taxes	22	55
Derivative instruments	195	500
Out-of-market contracts	1,177	1,278
Other non-current liabilities	695	796
Total non-current liabilities	18,980	19,795
Total Liabilities	23,184	24,465
3.625% convertible perpetual preferred stock; $0.01 par value; 250,000 shares issued and outstanding (at liquidation value of $250, net of issuance costs)	249	249
Commitments and Contingencies
Stockholders’ Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 401,126,780 and 399,112,616 shares issued and 323,779,252 and 322,606,898 shares outstanding at December 31, 2013 and 2012	4	4
Additional paid-in capital	7,840	7,587
Retained earnings	3,695	4,230
Less treasury stock, at cost; 77,347,528 and 76,505,718 shares at December 31, 2013 and 2012	(1,942)	(1,920)
Accumulated other comprehensive income/(loss)	5	(150)
Noncontrolling interest	867	518
Total Stockholders’ Equity	10,469	10,269
Total Liabilities and Stockholders’ Equity	$33,902	$34,983

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Year Ended December 31,
	2013	2012	2011
	(In millions)
Cash Flows from Operating Activities
Net (loss)/income	$(352)	$315	$197
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	84	2	9
Bargain purchase gain related to GenOn acquisition	—	(296)	—
Depreciation and amortization	1,256	950	896
Provision for bad debts	67	45	59
Amortization of nuclear fuel	36	39	39
Amortization of financing costs and debt discount/premiums	(33)	31	32
Adjustment to loss on debt extinguishment	(15)	9	58
Amortization of intangibles and out-of-market contracts	49	146	167
Amortization of unearned equity compensation	38	41	28
(Gain)/Loss on disposals and sales of assets, net	(3)	11	14
Impairment losses	558	—	657
Changes in derivative instruments	164	124	(138)
Changes in deferred income taxes and liability for uncertain tax benefits	(67)	(353)	(859)
Changes in nuclear decommissioning trust liability	15	37	20
Cash (used)/provided by changes in other working capital, net of acquisition and disposition effects:
Accounts receivable - trade	(224)	(131)	(119)
Inventory	11	(172)	145
Prepayments and other current assets	(22)	(26)	59
Accounts payable	275	(132)	9
Accrued expenses and other current liabilities	(114)	231	(111)
Other assets and liabilities	(453)	278	4
Net Cash Provided by Operating Activities	1,270	1,149	1,166
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(494)	(81)	(377)
Cash acquired in GenOn acquisition	—	983	—
Capital expenditures	(1,987)	(3,396)	(2,310)
Increase in restricted cash, net	(22)	(66)	(35)
(Increase)/decrease in restricted cash to support equity requirements for U.S. DOE funded projects	(26)	164	(215)
(Increase)/decrease in notes receivable	(11)	(24)	12
Proceeds from renewable energy grants	55	62	—
Purchases of emission allowances, net of proceeds	5	(1)	(19)
Investments in nuclear decommissioning trust fund securities	(514)	(436)	(406)
Proceeds from sales of nuclear decommissioning trust fund securities	488	399	385
Proceeds from sale of assets, net	13	137	7
Investments in unconsolidated affiliates	—	(25)	(66)
Other	(35)	22	(23)
Net Cash Used by Investing Activities	(2,528)	(2,262)	(3,047)
Cash Flows from Financing Activities
Payment of dividends to preferred and common stockholders	(154)	(50)	(9)
Net receipts/(payments for) from settlement of acquired derivatives that include financing elements	267	(68)	(83)
Payment for treasury stock	(25)	—	(430)
Sales proceeds and other contributions from noncontrolling interests in subsidiaries	531	347	29
Proceeds from issuance of common stock	16	—	2
Proceeds from issuance of long-term debt	1,777	3,165	6,224
Payments for term loan for funded letter of credit facility	—	—	(1,300)
Decrease in restricted cash supporting funded letter of credit facility	—	—	1,300
Payment of debt issuance and hedging costs	(50)	(35)	(207)
Payments for short and long-term debt	(935)	(1,260)	(5,493)
Net Cash Provided by Financing Activities	1,427	2,099	33
Effect of exchange rate changes on cash and cash equivalents	(2)	(4)	2
Net Increase/(Decrease) in Cash and Cash Equivalents	167	982	(1,846)
Cash and Cash Equivalents at Beginning of Period	2,087	1,105	2,951
Cash and Cash Equivalents at End of Period	$2,254	$2,087	$1,105

Appendix Table A-1: Fourth Quarter 2013 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss) Attributable to NRG Energy, Inc	331	(191)	(4)	(355)	16	(58)	20	(33)	(16)	(290)
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	4	—	3	7
Interest Expense, net	—	1	6	18	8	—	10	18	154	215
Income Tax	—	—	—	—	—	(30)	3	—	(208)	(235)
Depreciation Amortization and ARO Expense	38	118	25	64	19	1	16	31	6	318
Amortization of Contracts	6	8	(5)	(42)	1	—	1	—	—	(31)
EBITDA	375	(64)	22	(315)	44	(87)	54	16	(61)	(16)
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	—	—	4	4	12	(1)	—	19
Integration & Transaction Costs	—	—	—	—	—	—	—	—	33	33
Deactivation costs	—	—	—	5	—	—	—	—	—	5
Legal Settlement	3	—	—	—	—	—	—	—	—	3
Asset and Investment Write-offs	—	—	(1)	459	—	93	—	—	7	558
Market to Market (MtM) losses/(gains) on economic hedges	(187)	155	(21)	115	1	—	—	1	3	67

Adjusted EBITDA	191	91	—	264	49	10	66	16	(18)	669

Appendix Table A-2: Fourth Quarter 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss) Attributable to NRG Energy, Inc	37	108	2	(24)	17	3	5	(12)	116	252
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	2	—	2
Interest Expense, net	1	—	4	6	1	(2)	2	11	140	163
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	10	10
Income Tax	—	—	—	—	—	(1)	—	—	(80)	(81)
Depreciation Amortization and ARO Expense	36	116	24	43	5	1	7	15	4	251
Amortization of Contracts	32	9	(5)	(1)	—	—	—	—	—	35
EBITDA	106	233	25	24	23	1	14	16	190	632
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	2	—	1	4	8	—	—	15
Merger and Transaction Costs	—	—	—	—	—	—	—	—	112	112
Deactivation Costs	—	—	—	3	—	—	—	—	—	3
Bargain Purchase Gain	—	—	—	—	—	—	—	—	(296)	(296)
Asset Write Off and Impairment	—	—	9	—	—	—	—	—	—	9
Transaction fee on asset sale	—	—	—	—	—	—	—	—	(23)	(23)
MtM losses/(gains) on economic hedges	46	(43)	(18)	4	(5)	—	—	—	—	(16)

Adjusted EBITDA	152	190	18	31	19	5	22	16	(17)	436

Appendix Table A-3: Full-Year 2013 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss) Attributable to NRG Energy, Inc	562	(177)	13	(139)	78	(56)	96	(108)	(655)	(386)
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	13	27	(6)	34
Interest Expense, net	2	1	18	57	13	—	34	55	656	836
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	50	50
Income Tax	—	—	—	—	—	(29)	8	—	(261)	(282)
Depreciation Amortization and ARO Expense	143	460	99	329	60	4	51	109	21	1,276
Amortization of Contracts	55	39	(22)	(46)	(4)	—	2	—	—	24
EBITDA	762	323	108	201	147	(81)	204	83	(195)	1,552
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	2	—	18	16	40	3	—	79
Integration & Transaction Costs	—	—	—	—	—	—	—	—	128	128
Deactivation costs	—	—	—	19	4	—	—	—	—	23
Legal Settlement	3	—	—	—	—	—	—	—	—	3
Asset and Investment Write-offs	—	2	—	460	—	93	—	4	7	566
MtM losses/(gains) on economic hedges	(151)	177	(67)	324	(2)	—	—	1	3	285

Adjusted EBITDA	614	502	43	1,004	167	28	244	91	(57)	2,636

Appendix Table A-4: Full-Year 2012 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/ (loss)

($ in millions)	Retail	Texas	South Central	East	West	Other Conventional	NRG Yield	Alt. Energy	Corp.	Total
Net Income/(Loss) Attributable to NRG Energy, Inc	541	(94)	2	(55)	59	21	13	(57)	(135)	295
Plus:
Net Income Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	20	—	20
Interest Expense, net	4	—	18	18	1	—	27	26	558	652
Loss on Debt Extinguishment	—	—	—	—	—	—	—	—	51	51
Income Tax	—	—	—	—	—	3	10	—	(340)	(327)
Depreciation Amortization and ARO Expense	162	461	93	140	16	2	25	49	12	960
Amortization of Contracts	115	41	(20)	(1)	—	—	1	—	—	136
EBITDA	822	408	93	102	76	26	76	38	146	1,787
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	—	—	2	—	2	17	25	9	—	55
Merger and Transaction Costs	—	—	—	—	—	—	—	—	112	112
Deactivation Costs	—	—	—	3	—	—	—	—	—	3
Bargain Purchase Gain	—	—	—	—	—	—	—	—	(296)	(296)
Asset Write Off and Impairment	—	8	9	—	—	—	—	—	5	22
Legal Settlement	—	—	14	—	20	—	—	—	—	34
MtM losses/(gains) on economic hedges	(166)	464	(17)	(3)	(10)	—	—	—	—	268

Adjusted EBITDA	656	880	101	102	88	43	101	47	(33)	1,985

Appendix Table A-5: 2013 and 2012 QTD Fourth Quarter Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities

($ in millions)	Three months ended December 31, 2013	Three months ended December 31, 2012 (1)
Net Cash Provided by Operating Activities	447	91
Adjustment for change in collateral	(12)	131
Reclassifying of net receipts (payments) for settlement of acquired derivatives that include financing elements	90	(3)
Add: Merger and integration expenses	25	46
Adjusted Cash Flow from Operating Activities	550	265
Maintenance CapEx, net	(103)	(64)
Environmental CapEx, net	(54)	24
Preferred dividends	(2)	(2)
Distributions to non-controlling interests	(5)	—
Free cash flow - before Growth investments	386	223

(1) Revised to reflect new Adjusted Cash Flow from Operating Activities methodology

Appendix Table A-6: 2013 and 2012 YTD Fourth Quarter Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities

($ in millions)	Twelve months ended December 31, 2013	Twelve months ended December 31, 2012(1)
Net Cash Provided by Operating Activities	1,270	1,149
Adjustment for change in collateral	47	(82)
Reclassifying of net receipts (payments) for settlement of acquired derivatives that include financing elements	267	(68)
Add: Merger and integration expenses	141	46
Adjusted Cash Flow from Operating Activities	1,725	1,045
Maintenance CapEx, net	(325)	(215)
Environmental CapEx, net	(104)	(5)
Preferred dividends	(9)	(9)
Distributions to non-controlling interests	(5)	—
Free cash flow - before Growth investments	1,282	816

(1) Revised to reflect new Adjusted Cash Flow from Operating Activities methodology

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool,

Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger and integration related costs. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger and integration related costs as they are one time and unique in nature and do not reflect ongoing cash from operations and they are fully disclosed to investors.

Free cash flow (before Growth investments) is adjusted cash flow from operations less maintenance and environmental capital expenditures, net of funding, and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow before Growth investments as a measure of cash available for discretionary expenditures.